Exhibit 10(b)1

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (Agreement), made and entered into by and between     ALABAMA POWER COMPANY (Company) and STEVEN R. SPENCER (Employee), shall be effective as of July 15, 2013 (Effective Date).

1.    Award Amount. As approved by the Compensation and Management Succession Committee of the Board of Directors of The Southern Company at its meeting held on July 15, 2013, Employee is awarded under the Agreement the number of Restricted Stock Units (RSUs) with a value of One Million One Hundred Eighty Two Thousand Six Hundred Sixty Five Dollars and No Cents ($1,182,665.00) on the Effective Date and shall become vested in the RSUs, provided Employee is actively employed with the Company or an affiliate of the Company on December 31, 2015 (Vesting Date).

The Award under this Paragraph 1 is an award of time-based RSUs under the terms of the Southern Company Omnibus Incentive Compensation Plan and therefore governed by the terms of that plan. The deemed dividends associated with the RSUs shall be credited and treated as reinvested in additional RSUs until the Award is paid in accordance with Paragraph 2.

2.    Timing and Form of Payment of Retention Amount.

(a)    Generally. Unless modified by the provisions set forth in Paragraphs 2(b)-2(e), the vested amount shall be paid in shares of Common Stock to Employee in a lump sum within 30 days following the Vesting Date (Scheduled Payment Date), less any amounts required to be withheld as set forth in Paragraph 7 below.

(b)    Death. If Employee dies while in active service prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the Award. The amount vested under this Paragraph 2(b) shall be paid on the earlier of (i) the Scheduled Payment Date or (ii) within 30 days following the Employee's date of death. Employee shall designate his beneficiary(ies) in the beneficiary designation form set forth in Exhibit 1 to the Agreement.

(c)    Disability. If Employee separates from service on account of becoming totally disabled as defined under the Company's long term disability plan prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the Award. The amount vested under this Paragraph 2(c) shall be paid on the earlier of (i) the Scheduled Payment Date or (ii) within 30 days following the date Employee separates from service on account of disability.

(d)    Involuntary Termination. If Employee separates from service on account of being involuntarily terminated for reasons other than Cause prior to the Vesting Date, notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the Award. The amount vested under this Paragraph 2(d) shall be paid on the earlier of

(i) the Scheduled Payment Date or (ii) within 30 days following the date the Employee separates from service.

(e)    Voluntary Termination or Termination for Cause. If Employee voluntarily terminates employment prior to the Vesting Date or is terminated for Cause solely as determined by the Company prior to the Scheduled Payment Date, Employee forfeits the Award and all amounts which could have been paid under the Agreement. For purposes of the Agreement, Cause or Termination for Cause shall include the following conditions:

(1)    Failure to Appropriately Discharge Duties. Employee willfully neglects or refuses to discharge his duties of employment, refuses to comply with any lawful or reasonable instructions given to him by the Company without reasonable excuse or knowingly violates the law in the course of the performance of his duties of employment or

(2)     Gross Misconduct. Employee is guilty of gross misconduct. For the purposes of the Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:

(i)    Any act involving fraud or dishonesty against the Company or any of its affiliates;

(ii)    The carrying out of any activity or the making of any statement which disparages the Company or any of its affiliates or which would prejudice and/or reduce the good name and standing of the Company or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located;

(iii)    Final conviction of any felony or of any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct; or

(iv)    Violation of any Company policy that would warrant immediate termination of employment.

(e)    Delaying Payment. As set forth in Section 10 of the Agreement, the Award earned, vested and paid hereunder is a Short-Term Deferral and therefore not subject to the delayed payment provisions of Section 409A of the Internal Revenue Code of 1986, as amended (Code), and the regulations promulgated thereunder. Notwithstanding the foregoing, if Employee is a “specified employee” within the meaning of Section 409A of the Code as of the date of his separation from service, then payment of any amounts under the Agreement shall be deferred for six months after the date of his separation from service if it is determined that such delay is required by Section 409A of the Code.

3.    Amendment and/or Termination of the Agreement. The Agreement terminates when all amounts have been paid or forfeited pursuant to Paragraph 2. Notwithstanding the preceding sentence, the Employee and the Company may mutually agree to amend or terminate the Agreement prior to the Vesting Date only by written agreement signed by each party.

4.    Confidentiality. Employee represents and agrees that he will keep all terms and provisions of the Agreement completely confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law.

5.    Assignability. Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under the Agreement shall be void and have no effect.

6.    No Effect on Other Arrangements. It is expressly understood and agreed that any payments made in accordance with the Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

7.     Tax Withholding and Implications. To the extent permitted under Section 409A of the Code, there shall be deducted from the vested Award the number of shares of Common Stock necessary to cover the amount of any tax required by any governmental authority to be withheld from the Employee and paid over by the Company or an affiliate of the Company to such governmental authority for the account of the Employee. The Company makes no representations or guarantees regarding the tax implications of the Agreement and advises Employee to consult with his attorney and/or tax advisor regarding the tax implications of the Agreement.

8.    Compensation. Any compensation paid to Employee pursuant to the Agreement shall not be considered "compensation" as the term is defined in The Southern Company Employee Savings Plan, or "earnings" as such term is defined in The Southern Company Pension Plan. Payments to Employee shall not be considered wages, salaries or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.

9.    No Guarantee of Employment. No provision of the Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for Cause, the Employee’s employment relationship with the Company.

10.    Short-Term Deferral. The parties agree that the terms and provisions of the Agreement will be construed and interpreted to the maximum extent permitted in order to satisfy the requirements of a Short-Term Deferral under Section 409A of the Code, and the regulations promulgated thereunder.

SIGNATURES ARE ON FOLLOWING PAGE

The Agreement has been executed by the parties first listed above, this 11th day of June 2013.

COMPANY

By:     /s/Charles D. McCrary
Its: Chairman, President, and Chief Executive Officer

EMPLOYEE

/s/Steven R. Spencer

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